As filed with the Securities and Exchange Commission on June 19, 2013
Registration Statement No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2195389
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Penn Square
P.O. Box 4887
Lancaster, PA  17604
(Address of Principal Executive Offices)

FULTON FINANCIAL CORPORATION 401(K) RETIREMENT PLAN
(Full title of the plan)

E. Philip Wenger Chairman, President and Chief Executive Officer Fulton Financial Corporation One Penn Square P.O. Box 4887 Lancaster, PA 17604
(Name and address of agent for service)
(717) 291-2411 (Telephone number, including area code, of agent for service) With a copy to:
Daniel R. Stolzer, Esq. General Counsel Fulton Financial Corporation One Penn Square P.O. Box 4887 Lancaster, PA 17602-2893 (717) 291-2411	Kimberly J. Decker, Esq. Barley Snyder, LLP 126 East King Street Lancaster, Pa 17602 (717) 299-5201

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “Large accelerated filer”, “accelerated filers” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer X                                                                                Accelerated filer __
Non-accelerated filer __                                                                                Smaller reporting company __

Calculation of Registration Fee

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock $2.50 par value per share	1,500,000	$11.19	$16,785,000	$2,290

(1)
Together with an indeterminate number of additional shares which may be necessary to adjust the number of shares of common stock of Fulton Financial Corporation registered hereby as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock.

(2)
Determined, in accordance with Rule 457(c) and (h), upon the basis of the average of the high and low prices reported on NASDAQ on June 17, 2013, of the $2.50 par value per share common stock of Fulton Financial Corporation.

The contents of earlier Registration Statement Nos. 333-76594 and 333-168237, filed with the Securities and Exchange Commission, are hereby incorporated by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned,  thereunto  duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on the 18th day of June, 2013.

FULTON FINANCIAL CORPORATION

By:           /s/ E. Philip Wenger
E. Philip Wenger
Chairman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Each person whose signature appears below also constitutes and appoints Daniel R. Stolzer and Charles J. Nugent and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Amended Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/s/ Joe N. Ballard Joe N. Ballard	Director	June 18, 2013
/s/ John M. Bond, Jr. John M. Bond, Jr.	Director	June 18, 2013
/s/ Craig A. Dally Craig A. Dally	Director	June 18, 2013
/s/ Denise L. Devine Denise L. Devine	Director	June 18, 2013
/s/ Patrick J. Freer Patrick J. Freer	Director	June 18, 2013
/s/ George W. Hodges George W. Hodges	Director	June 18, 2013
/s/ Albert Morrison III Albert Morrison III	Director	June 18, 2013
/s/ R. Scott Smith, Jr. R. Scott Smith, Jr.	Director	June 18, 2013
/s/ Gary A. Stewart Gary A. Stewart	Director	June 18, 2013
/s/ Ernest J. Waters Ernest J. Waters	Director	June 18, 2013

/s/ E. Philip Wenger E. Philip Wenger	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	June 18, 2013
/s/ Michael J. DePorter Michael J. DePorter	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	June 18, 2013
/s/ Charles J. Nugent Charles J. Nugent	Senior Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 18, 2013

EXHIBIT INDEX

5.1	Opinion of Barley Snyder, LLP
23.1	Consent of KPMG LLP
23.2         Consent of Barley Snyder, LLP (included as part of Exhibit 5)